UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 18, 2006

LUFKIN INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

TEXAS	000-02612	75-0404410
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 SOUTH RAGUET, LUFKIN, TEXAS	75904
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (936) 634-2211

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 18, 2006, Lufkin Industries, Inc. (the “Company”) entered into employment agreements with Larry M. Hoes, Vice President and General Manager- Oil Field Division, John F. Glick, Vice President and General Manager- Power Transmission Division, Scott H. Semlinger, Vice President and General Manager- Trailer Division, Paul G. Perez, Vice President/General Counsel/Corporate Secretary and Robert D. Leslie, Vice President/Treasurer/Chief Financial Officer. These agreements are substantially the same for each individual except for the amount of defined base salary.

These employment agreements provide for an employment term of two years, automatically renewing annually for an additional year. The agreements also provide for a minimum base salary and the opportunity to receive bonuses and participate in all employee benefit plans as well as certain other executive benefit programs (as defined in the employment agreements). If an individual is terminated by the Company without Cause (as defined in the employment agreements) or if the individual terminates for Good Reason (as defined in the employment agreements), the individual will receive (1) an amount equal to the salary that would have been paid for the remainder of the term of the agreement (as defined in the employment agreements), (2) an amount equal to the bonuses that would have been paid for the remainder of the term of the agreement based upon the bonus paid or payable for the immediately preceding bonus year (3) and continued benefits (as defined in the employment agreements) that would have been paid for the remainder of the term of the agreement or payments equal to the cost of providing the benefits if not permitted by law or would subject the individual to additional taxes under Section 409A of the Internal Revenue Service Code of 1986. If an individual is terminated for Cause (as defined in the employment agreements) or voluntarily terminates without Good Reason (as defined in the employment agreements), the individual is entitled only to salary and benefits accrued as of the effective date of the termination. If the individual’s employment is terminated due to death or total disability (as defined in the employment agreements), the individual (or estate) shall be entitled to receive (1) salary for a period of six months from the termination date, (2) a bonus payment equal to the amount paid or payable for the immediately preceding bonus year, prorated for the actual number of weeks worked during the year (3) and benefits for a period of six months from the termination date or a payment equal to the cost of providing such benefit if it contravenes the requirements of applicable law.

The employment agreements also include non-competition and indemnification provisions. The non-competition provision (as defined in the employment agreements) precludes an individual from engaging in any pumping unit or gear manufacturing business with a person or entity in direct competition with the Company during the term of the employment agreement and for a period extending to the first anniversary of the termination of employment without Cause or for Good Reason. The indemnification provision (as defined in the employment agreements) provides that the Company will indemnify and reimburse an individual if the individual becomes a party to or are threatened with a legal matter arising out of the individual serving as a director, officer, employee or agent of the Company or serving in a similar capacity of another entity at the Company’s request.

The foregoing descriptions of the employment agreements do not purport to be complete and are qualified in their entirety by reference to those agreements, which are filed as exhibits to this report.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

10.1	Employment Agreement, dated as of August 18, 2006, between Lufkin Industries, Inc. and Larry M. Hoes.
10.2	Employment Agreement, dated as of August 18, 2006, between Lufkin Industries, Inc. and John F. Glick.
10.3	Employment Agreement, dated as of August 18, 2006, between Lufkin Industries, Inc. and Scott H. Semlinger.
10.4	Employment Agreement, dated as of August 18, 2006, between Lufkin Industries, Inc. and Paul G. Perez.
10.5	Employment Agreement, dated as of August 18, 2006, between Lufkin Industries, Inc. and Robert D. Leslie.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUFKIN INDUSTRIES, INC.

		By	/s/ R. D. Leslie
R.D. Leslie
Vice President/Treasurer/Chief Financial Officer(Principal Financial and Accounting Officer)

Date:	August 22, 2006

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated as of August 18, 2006, between Lufkin Industries, Inc. and Larry M. Hoes.

10.2	Employment Agreement, dated as of August 18, 2006, between Lufkin Industries, Inc. and John F. Glick.

10.3	Employment Agreement, dated as of August 18, 2006, between Lufkin Industries, Inc. and Scott H. Semlinger.

10.4	Employment Agreement, dated as of August 18, 2006, between Lufkin Industries, Inc. and Paul G. Perez.

10.5	Employment Agreement, dated as of August 18, 2006, between Lufkin Industries, Inc. and Robert D. Leslie.